EXHIBIT  99.1

FOR IMMEDIATE RELEASE
Date: July 25, 2017
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 24.8% Increase in Net Income
for the Fiscal Year Ended June 30, 2017, and Branch Expansion in Columbia County

Catskill, N.Y. -- (BUSINESS WIRE) – July 25, 2017 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and year ended June 30, 2017.  Net income for the quarter and year ended June 30, 2017 was $2.9 million, or $0.34 per basic and diluted share, and $11.2 million, or $1.32 per basic and $1.31 per diluted share, respectively, as compared to $2.3 million, or $0.28 per basic and $0.27 per diluted share, and $9.0 million, or $1.06 per basic and diluted share, for the quarter and year ended June 30, 2016, respectively.  Net income increased $525,000, or 22.5%, when comparing the quarters ended June 30, 2017 and 2016, and increased $2.2 million, or 24.8%, when comparing the years ended June 30, 2017 and 2016.

Donald E. Gibson, President & CEO, stated; “I am pleased to report for the ninth consecutive year Greene County Bancorp, Inc. has produced record earnings, resulting from strong growth in earning assets, funded primarily by deposits. Net loans grew 19.4%, investment securities grew 3.3%, and deposits grew 16.3% during the year ended June 30, 2017.  With this growth in assets, and as a result of continued record earnings, we have been able to maintain a strong capital position, with shareholders equity to total assets of 8.5% at June 30, 2017.”

               “In addition to solid performance, we recently announced plans for further geographic expansion in Columbia County, with plans to open a new branch office in Copake, NY. This is a very exciting announcement as this will be our first branch located in Eastern, Columbia County. We have targeted the fourth quarter of 2017 for the grand opening.”

Selected highlights for the fiscal quarter and year ended June 30, 2017 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.0 million to $7.9 million for the three months ended June 30, 2017 from $6.9 million for the three months ended June 30, 2016. Net interest income increased $4.2 million to $30.4 million for the year ended June 30, 2017 from $26.2 million for the year ended June 30, 2016.  These increases in net interest income resulted primarily from increases in average interest-earning assets.

•
Net interest spread and margin increased during the three months and year ended June 30, 2017.  Net interest spread increased nine basis points to 3.31% for the three months ended June 30, 2017 compared to 3.22% for the three months ended June 30, 2016. Net interest margin increased ten basis points to 3.39% for the three months ended June 30, 2017 compared to 3.29% for the three months ended June 30, 2016.  Net interest spread and margin increased two basis points to 3.32% and 3.39%, respectively, for the year ended June 30, 2017 compared to 3.30% and 3.37%, respectively, for the year ended June 30, 2016.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.64% and 3.55% for the three months ended June 30, 2017 and 2016, respectively. Tax equivalent net interest margin was 3.64% and 3.62% for the years ended June 30, 2017 and 2016, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $439,000 and $535,000 for the three months ended June 30, 2017 and 2016, respectively. The provision for loan losses amounted to $1.9 million and $1.7 million for the years ended June 30, 2017 and 2016, respectively.  Allowance for loan losses to total loans receivable decreased to 1.74% at June 30, 2017 compared to 1.79% at June 30, 2016.

•
Net charge-offs amounted to $138,000 and $38,000 for the three months ended June 30, 2017 and 2016, respectively, and amounted to $374,000 and $330,000 for the years ended June 30, 2017 and 2016, respectively.

•
Nonperforming loans amounted to $3.6 million and $3.4 million at June 30, 2017 and June 30, 2016, respectively. At June 30, 2017, nonperforming assets were 0.45% of total assets and nonperforming loans were 0.58% of net loans.  At June 30, 2016, nonperforming assets were 0.43% of total assets and nonperforming loans were 0.65% of net loans.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $149,000, or 9.7%, to $1.7 million for the three months ended June 30, 2017 as compared to $1.5 million for the three months ended June 30, 2016.  Noninterest income increased $459,000, or 7.7%, to $6.4 million for the year ended June 30, 2017 as compared to $6.0 million for the year ended June 30, 2016. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards.

•
Noninterest expense increased $573,000, or 11.9%, to $5.4 million for the three months ended June 30, 2017 as compared to $4.8 million for the three months ended June 30, 2016. Noninterest expense increased $1.1 million, or 5.8%, to $20.0 million for the year ended June 30, 2017 as compared to $18.9 million for the year ended June 30, 2016. These increases in noninterest expense were primarily the result of an increase in salaries and employee benefits expenses, resulting from additional staffing within our lending department and customer service center, and increased computer software, supplies and support expense, resulting from changing the Company’s online banking platform to a new vendor, providing greater functionality for customers.  Partially offsetting the aforementioned increases were decreases in legal and professional fees, lower FDIC insurance premiums resulting from a decrease in premium rates, and lower expenses related to foreclosed real estate included in other expenses.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 24.4% and 25.1% for the three months and year ended June 30, 2017, respectively compared to 22.8% and 23.0% for the three months and year ended June 30, 2016. The effective tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary.

Balance Sheet Summary
•	Total assets of the Company were $982.3 million at June 30, 2017 as compared to $868.8 million at June 30, 2016, an increase of $113.5 million, or 13.1%.
•
Securities available-for-sale and held-to-maturity increased $10.2 million, or 3.3%, to $315.3 million at June 30, 2017 as compared to $305.1 million at June 30, 2016.  Securities purchases totaled $115.3 million during the year ended June 30, 2017 and consisted of $97.4 million of state and political subdivision securities, $6.0 million of U.S. government sponsored enterprises securities, and $11.9 million of mortgage-backed securities. Principal pay-downs and maturities during the year ended June 30, 2017 amounted to $103.2 million, of which $16.8 million were mortgage-backed securities, $83.1 million were state and political subdivision securities, $2.0 million were U.S. government sponsored enterprises securities, and $1.3 million were corporate debt securities.

•
Net loans receivable increased $101.4 million, or 19.4%, to $624.2 million at June 30, 2017 from $522.8 million at June 30, 2016.  The loan growth experienced during the period consisted primarily of $65.3 million in commercial real estate loans, $8.3 million in commercial construction loans, $11.7 million in commercial loans, $5.3 million in multi-family real estate loans, $10.3 million in residential real estate loans, and $1.6 million in residential construction loans.

•
Total deposits increased to $859.5 million at June 30, 2017 from $738.9 million at June 30, 2016, an increase of $120.6 million, or 16.3%. Noninterest-bearing deposits increased $7.7 million, or 8.7%, NOW deposits increased $83.0 million, or 26.8%, money market deposits increased $6.9 million, or 6.1%, savings deposits increased $20.0 million, or 11.3% and certificates of deposit increased $3.1 million, or 6.1% when comparing June 30, 2017 and 2016. These increases were partially the result of a $66.9 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.  Included within certificates of deposits at June 30, 2017 and 2016 were $15.0 million and $10.0 million, respectively, in brokered certificates of deposit.

•
Borrowings for the Company amounted to $6.9 million of overnight borrowings and $22.7 million of long-term borrowings with the Federal Home Loan Bank of New York at June 30, 2017, compared to $26.1 million of overnight borrowings and $20.3 million of long-term borrowings at June 30, 2016.

•
Shareholders’ equity increased to $83.5 million at June 30, 2017 from $74.3 million at June 30, 2016, as net income of $11.2 million was partially offset by a $267,000 increase in other accumulated comprehensive loss and dividends declared and paid of $1.9 million.  Other changes in equity, an increase of $220,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, of The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services. In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
Dollars in thousands, except per share data

	At or for the three months ended June 30,		At or for the year ended June 30,
	2017	2016	2017	2016
Interest income	$8,570	$7,540	$33,459	$28,802
Interest expense	813	689	3,077	2,581
Net interest income	7,937	6,851	30,382	26,221
Provision for loan losses	439	535	1,911	1,673
Noninterest income	1,681	1,532	6,424	5,965
Noninterest expense	5,402	4,829	19,967	18,871
Income before taxes	3,777	3,019	14,928	11,642
Tax provision	920	687	3,741	2,679
Net Income	$2,857	$2,332	$11,187	$8,963

Basic EPS	$0.34	$0.28	$1.32	$1.06
Weighted average shares outstanding	8,502,614	8,474,981	8,495,022	8,459,327
Diluted EPS	$0.34	$0.27	$1.31	$1.06
Weighted average diluted shares outstanding	8,521,191	8,493,523	8,513,129	8,476,292
Dividends declared per share	$0.095	$0.0925	$0.38	$0.37

Selected Financial Ratios
Return on average assets[1]	1.20%	1.10%	1.22%	1.13%
Return on average equity[1]	13.94%	12.68%	14.25%	12.68%
Net interest rate spread[1]	3.31%	3.22%	3.32%	3.30%
Net interest margin[1]	3.39%	3.29%	3.39%	3.37%
Fully taxable-equivalent net interest margin[2]	3.64%	3.55%	3.64%	3.62%
Efficiency ratio[3]	56.17%	57.60%	54.25%	58.63%
Non-performing assets to total assets			0.45%	0.43%
Non-performing loans to net loans			0.58%	0.65%
Allowance for loan losses to non-performing loans			302.72%	278.72%
Allowance for loan losses to total loans			1.74%	1.79%
Shareholders’ equity to total assets			8.50%	8.55%
Dividend payout ratio[4]			28.79%	34.91%
Actual dividends paid to net income[5]			17.16%	20.69%
Book value per share			$9.82	$8.77
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.32% and 3.63% for New York State income taxes for the three and twelve months ended June 30, 2017 and 2016, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended June 30,		For the year ended June 30,
(Dollars in thousands)	2017	2016	2017	2016
Net interest income (GAAP)	$7,937	$6,851	$30,382	$26,221
Tax-equivalent adjustment	588	528	2,210	1,922
Net interest income (fully taxable-equivalent basis)	$8,525	$7,379	$32,592	$28,143

Average interest-earning assets	$937,014	$832,146	$895,659	$777,539
Net interest margin (fully taxable-equivalent basis)	3.64%	3.55%	3.64%	3.62%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.2% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the quarters ended March 31, 2017 and 2016 and December 31, and September 30, 2016 and 2015.  Dividends were paid to the MHC during the quarters ended June 30, 2017 and 2016.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
Dollars in thousands

Assets	At June 30, 2017	At June 30, 2016

Total cash and cash equivalents	$16,277	$15,895
Long term certificate of deposit	2,145	2,210
Securities- available for sale, at fair value	91,483	100,123
Securities- held to maturity, at amortized cost	223,830	204,935
Federal Home Loan Bank stock, at cost	2,131	2,752

Gross loans receivable	634,331	531,290
Allowance for loan losses	(11,022)	(9,485)
Unearned origination fees and costs, net	878	959
Net loans receivable	624,187	522,764

Premises and equipment	13,615	14,176
Accrued interest receivable	4,033	3,610
Foreclosed real estate	799	370
Prepaid expenses and other assets	3,791	1,946
Total assets	$982,291	$868,781

Liabilities and shareholders’ equity
Non-interest bearing deposits	$95,929	$88,254
Interest bearing deposits	763,606	650,633
Total deposits	859,535	738,887

Borrowings from FHLB, short term	6,900	26,100
Borrowings from FHLB, long term	22,650	20,300
Accrued expenses and other liabilities	9,685	9,193
Total liabilities	898,770	794,480
Total shareholders’ equity	83,521	74,301
Total liabilities and shareholders’ equity	$982,291	$868,781
Common shares outstanding	8,502,614	8,475,614
Treasury shares